SEVENTH AMENDMENT TO CREDIT AGREEMENT AND WAIVER


   Harris Trust and Savings Bank
   111 West Monroe Street
   Chicago, Illinois

   Gentlemen:

   The undersigned, BADGER PAPER MILLS, INC., a Wisconsin corporation ("Badger"), and PLAS-TECHS, INC., a Wisconsin corporation ("Plas-Techs") (collectively, Badger and Plas-Techs are hereinafter sometimes referred to as "Borrowers"), refers to the Credit Agreement dated as of June 30, 1993, as amended from time to time (the "Agreement") and currently in effect between the Borrowers and you (the "Bank"). All capitalized terms used herein without definition shall have the same meanings as they have in the Agreement.

   The Borrowers hereby apply to the Bank for certain modifications to the Agreement and the Borrowers' borrowing arrangements with the Bank, and for the waiver of certain covenants of the Agreement.

   1.   AMENDMENT.

        Upon your acceptance hereof in the space provided for that purpose below, the Agreement shall be and hereby is amended as follows:

   (a) Section 7.6 of the Agreement is hereby amended in its entirety to read as follows:

             Section 7.6. Current Ratio. Badger will, as of the last day of each fiscal month maintain a Consolidated Current Ratio of not less than 1.90 to 1.0 for each fiscal month of Badger ending on or prior to June 30, 1997 and not less than 1.70 to 1.0 for each fiscal month thereafter.

   (b) Section 7.7 of the Agreement is hereby amended in its entirety to read as follows:

             Section 7.7. Consolidated Tangible Net Worth. Badger will, as of the last day of each fiscal month ending during each of the periods specified below maintain Consolidated Tangible Net Worth of not less than:

   FROM AND INCLUDING     TO AND INCLUDING               CONSOLIDATED
                                                         TANGIBLE NET WORTH
                                                         SHALL NOT BE LESS
                                                         THAN

   July 1, 1997           December 30, 1997              $17,700,000
   December 31, 1997      June 29, 1998                  $18,800,000

   June 30, 1998          December 30, 1998              $20,000,000
   December 31, 1998      Thereafter                     $22,000,000


   (c) Section 7.8 of the Credit Agreement is hereby amended in its entirety to read as follows:

        Section 7.8. Leverage. Badger will as of the last day of each fiscal month of Badger, maintain its Leverage Ratio at not more than 2.05 to 1.0.

   (d) Section 7.10 of the Credit Agreement shall be and hereby is amended in its entirety and as so amended shall read as follows:

        Section 7.10. Liquid Assets. Badger will at all times maintain on a consolidated basis Liquid Assets in an amount equal to not less than $3,019,774.

   (e) Section 7.13 of the Agreement is hereby amended in its entirety to read as follows:

        Section 7.13. Capital Expenditures. Badger will not, nor will it permit any Subsidiary to, expend or become obligated for Capital Expenditures in an aggregate amount in excess of the following:

        Fiscal Year 1997......$6,500,000
        Fiscal Year 1998......$5,000,000
        Fiscal Year 1999......$4,000,000

   (f) Section 10 of the Credit Agreement is hereby amended by amending the definition of "Eurodollar Margin" in its entirety to read as follows:

        "Eurodollar Margin" means (i) 1.50% for any Pricing Period the Compliance Certificate delivered by Badger for the most recently completed fiscal month shows Leverage Ratio of less than or equal to 1.50 to 1.00; (ii) 1.75% for any Pricing Period the Compliance Certificate delivered by Badger for the most recently completed fiscal month shows a Leverage Ratio greater than 1.50 to 1.00 but less than or equal to 1.65 to 1.00; (iii) 2.00% for any Pricing Period the Compliance Certificate delivered by Badger for the most recently completed fiscal month shows a Leverage Ratio in excess of 1.65 to 1.00 but less than or equal to 1.90 to 1.00; and (iv) 2.25% for any Pricing Period the Compliance Certificate delivered by Badger for the most recently completed fiscal month shows a Leverage Ratio in excess of 1.90 to 1.00 or for which Badger has not delivered a Compliance Certificate as required by Section 7.6 hereof.

   2.   WAIVER.

        Badger has indicated that as of June 30, 1997 it was not in compliance with the terms of the Agreement as follows and upon satisfaction of the conditions precedent set forth in Section 3 hereof:

   (a)  As of such date, Badger's Tangible Net Worth was $18,046,831.
        Section 7.7 of the Agreement requires Badger maintain a Consolidated Tangible Net Worth of not less than $18,500,000. The Bank hereby waives non-compliance by the Borrowers with Section 7.7 of the Agreement for the period ending June 30, 1997 through the effective date of this Amendment.

   (b) Section 7.11 of the Credit Agreement restricts Badger's ability to grant Liens on property owned by the Borrowers. Badger has requested that we allow the Borrower to grant a Lien on their ABB Computer Control System for the Yankee Paper Machine. The Lien on the ABB Computer Control System for the Yankee Paper Machine will not exceed $750,000. The Bank hereby waives the restriction on Badger to allow Liens on only the ABB Computer Control System for the Yankee Paper Machine up to $750,000.

   (c) Section 7.16 of the Credit Agreement restricts Badger's ability to sell assets. Badger has requested that the Bank allow Badger to sell and lease back a ABB Computer Control System for the Yankee Paper Machine. The sale of the Computer Control System for the Yankee Paper Machine will not exceed $750,000. The Bank hereby waives the restriction on Badger to sell only the ABB Computer Control System and lease it back, not to exceed $750,000.

   (d) The waiver contained in Sections 2(a), 2(b) and 2(c) of this Amendment is limited to matters set forth in those Sections, and the Borrowers agree that they remain obligated to comply with the terms of the Agreement, including Sections 7.7, 7.11 and 7.16 of the Agreement, and that the Bank shall not be obligated in the future to waive any provision of the Agreement.

   3.   CONDITIONS PRECEDENT.

        The effectiveness of this Seventh Amendment is subject to the satisfaction of all of the following conditions precedent:

   (a)  The Borrowers and the Bank shall have executed this Seventh
        Amendment.

   (b) The Bank shall have received copies executed or certified (as may be appropriate) of all legal documents or proceedings taken in connection with the execution and delivery hereof and the other instruments and documents contemplated hereby.

   (c) All legal matters incident to the execution and delivery hereof and of the instruments and documents contemplated hereby shall be satisfactory to the Bank and its counsel.

   4.   REPRESENTATIONS.

        In order to induce the Bank to execute and deliver this Seventh Amendment, the Borrowers hereby represent to the Bank that as of the date hereof and as of the time that this Seventh Amendment becomes effective, each of the representations and warranties set forth in Section 5 of the Agreement are and shall be and remain true and correct (except that the representations contained in Section 5 shall be deemed to refer to the most recent financial statements of the Borrowers delivered to the Bank) and the Borrowers are in full compliance with all of the terms and conditions of the Agreement and no Default as defined in the Agreement as amended hereby nor any Event of Default as so defined, shall have occurred and be continuing or shall arise after giving effect to this Seventh Amendment.

   5.   MISCELLANEOUS.

   (a) Collateral Security Unimpaired. The Borrowers hereby agree that notwithstanding the execution and delivery hereof, the Collateral Documents shall be and remain in full force and effect and that any rights and remedies of the Bank thereunder, obligations of the Borrowers thereunder and any liens or security interests created or provided for thereunder shall be and remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the liens and security interest created and provided for by the Collateral Documents as to the indebtedness which would be secured thereby prior to giving effect hereto.

   (b) Effect of Amendment. Except as specifically amended and modified hereby, the Agreement shall stand and remain unchanged and in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in any note, instrument or other document making reference to the Agreement, any reference to the Agreement in any of such to be deemed to be a reference to the Agreement as amended hereby.

   (c) Costs and Expenses. The Borrowers agree to pay on demand all out-of-pocket costs and expenses incurred by the Bank in connection with the negotiation, preparation, execution and delivery of this Seventh Amendment and the documents and transactions contemplated hereby, including the fees and expenses of counsel to the Bank with respect to the foregoing.

   (d) Counterparts; Governing Law. This Seventh Amendment may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed shall be an original but all of which to constitute one and the same agreement. This Amendment shall be governed by the internal laws of the State of Illinois.

   Dated as of August 6, 1997.

        BADGER PAPER MILLS, INC.

        By: /s/ Miles L. Kresl, Jr.
        Its: Vice President


        PLAS-TECHS, INC.

        By: /s/ Miles L. Kresl, Jr.
        Its: Secretary & Treasurer

        Accepted and agreed to at Chicago, Illinois, as of the date and year last above written.

        HARRIS TRUST AND SAVINGS BANK

        By: /s/ George M. Dluhy
        Its: Vice President